Exhibit 10.11(a)

ALLONGE I

NSI Offices B.V.

registered office in Amsterdam and having its registered office in Hoofddorp, Antareslaan 69-75 (2132 JE), registered in the Chamber of Commerce under number 70696624,

legally represented by Mr B.A. Stahli and Mrs. A.A. De Jong

hereinafter referred to as “landlord”

and

Agendia N.V.

registered office in Amsterdam, Radarweg 60 (1043 NT),

registered in the commercial register of the Chamber of Commerce under number 34185452,

legally represented by Mr M.R. Straley and Mr B.B. Dow

hereinafter referred to as “tenant”

Lessor and Lessee hereinafter collectively referred to as: “Parties”,

taking into account that:

a.

what has been agreed in this allonge is inseparable part of the rental agreement between the lessee and the lessor, d.d. 1 October 2019 concerning the approximately 777 m2 office space located on the 5th floor as well as 5 fixed parking spaces and 5 parking spaces on a flexible basis at Radarweg 60 in Amsterdam, starting on 1 December 2019;

b.

The parties have entered into negotiations with each other about the amendment of the Rental Agreement. The Parties have reached agreement on this matter and wish to establish the agreement reached between them as follows.

TAKING INTO ACCOUNT THAT:

1.	As of 1 November 2021, the rented property will be expanded by approx. 712 m2 v.v.o. office space (unit 5.1) on the 5th floor based on the attached NEN 2580 measurement report.

2.

And as of 1 November 2021, the rented property will be expanded with 3 fixed parking spaces and 5 parking spaces on a flexible basis i.e. per the first of the month mutually cancellable with a notice period of 3 months.

3.	The duration of these extensions is the same as that of the current lease, i.a. until 30 November 2024 and a subsequent extension option of 5 years and then extension periods of 5 years each.

4.	As of 1 November 2021, the rent for the office space will be increased by € 136,419.20 per year to be increased by VAT and service costs.

5.	The rental price for the parking spaces will be increased by € 12,088.00 per year as of 1 November 2021, plus VAT and service costs.

6.	As of 1 November 2021, the advance on the service costs will be increased by € 36,312.00 per year to be increased by VAT.

7.

The lessor provides a rent-free period of 3 months for the extension as mentioned in Articles 1 and 2 of this allonge, being from 1 November 2021 to January 2021. The lessor does owe service costs for this period.

8.

The guarantee of the current rental agreement is € 61,182.74 and must be increased by an amount of € 55,906.84. This brings the total sum of the guarantee to €117,089.58. The increase in the bank guarantee must be in the possession of NSI Kantoren B.V. 14 days before 1 November 2021, i.e. before 15 October 2021.

9.	The lessor will deliver the office space as described in Article 1 of this allonge in hull renovated condition and will therefore carry out the following work:

•	Delete current provisioning;

•	Floor ready for floor coverings;

•	New system ceiling;

•	New LED lighting;

•	White sauced architectural walls.

10.

The articles and attached provisions referred to in the above mentioned main lease, of which any allonge is inextricably entirely a whole, shall remain in force and shall be in force for the purposes of this allonge.

Thus drawn up and signed:

Landlord:	Landlord:

NSI Offices B.V.	NSI Offices B.V.

date: 01 July 2021 | 11:15 CEST	date: 01 July 2021 | 17:16 CEST

DocuSigned by:	DocuSigned by:

/s/ B.A. Stahli	/s/ A.A. De Jong
0A0BE613F72C4AC	7B7F38F4F82B441
Mr B.A. Stahli	Mrs. A.A. De Jong

Tenant:	Tenant:

Agendia N.V.	Agendia N.V.

date: 11 June 2021 | 13:50	date: 30 June 2021 | 16:10 PDT
CEST

DocuSigned by:	DocuSigned by:

/s/ M.R. Straley	/s/ B.B. Dow
12BB854B462B41C	7D4D1687F606469
Mr M.R. Straley	Mr B.B. Dow